FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1         Name and Address of Company

Gammon Lake Resources Inc.
1601 Lower Water Street
Suite 402, Summit Place, PO Box 2067
Halifax, Nova Scotia
B3J 2Z1

Item 2         Date of Material Change

August 9, 2006

Item 3         News Release

The press release attached as Schedule A was released over Canada NewsWire on August 9, 2006

Item 4         Summary of Material Change

The material change is described in the press release attached as Schedule "A".

Item 5         Full Description of Material Change

The material change is described in the press release attached as Schedule "A".

Item 6         Reliance of subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7         Omitted Information

Not applicable.

Item 8         Executive Officer

Bradley H. Langille
Chief Executive Officer
Gammon Lake Resources Inc.
Tel: 902-468-0614

Item 9         Date of Report

August 9, 2006

GAMMON LAKE RESOURCES INC.	MEXGOLD RESOURCES INC.
1601 Lower Water Street	1601 Lower Water Street
Suite 402, Summit Place, PO Box 2067	Suite 402, Summit Place, PO Box 2067
Halifax, Nova Scotia, B3J 2Z1	Halifax, Nova Scotia, B3J 2Z1
Tel: 902-468-0614 Fax: 902-468-0631	Tel: 902-468-0614 Fax: 902-468-0631
www.gammonlake.com	www.mexgold.com
TSX:GAM / AMEX:GRS / BSX:GL7	TSXV:MGR

Halifax, August 9, 2006

Gammon Lake Resources and Mexgold Resources
Complete Business Combination

Gammon Lake Resources Inc. ("Gammon Lake") (TSX:GAM and AMEX:GRS) and Mexgold Resources Inc. ("Mexgold") (TSX-V:MGR) are pleased to announce that they have today completed the business combination of Mexgold with Gammon Lake which was announced on June 26, 2006.

Gammon Lake acquired all of the issued and outstanding Common Shares and Stock Options of Mexgold by way of a plan of arrangement under the Business Corporations Act (Ontario) (the "Arrangement"), in exchange for Common Shares and Stock Options of Gammon Lake on the basis of 0.47 Gammon Lake Common Shares for each Mexgold Common Share (see below for details). As a result of the Arrangement, Mexgold is now a wholly-owned subsidiary of Gammon Lake. Mexgold has applied to cease to be a reporting issuer in all provinces of Canada in which it is a reporting issuer and has applied to delist its Common Shares from the TSX Venture Exchange. As a further result of the Arrangement, holders of a Mexgold Common Share will be entitled to 0.47 of a Gammon Lake Common Share.

Highlights of the new Gammon Lake include:

  Intermediate gold-silver Company with a fully-diluted market capitalization of over C$1.8 billion (based on the July 27, 2006 closing price of Gammon Lake).
  Upon reaching full production, Gammon Lake is expected to produce more than 400,000 gold equivalent ounces(1) annually (free of hedging).
  Expected low cash costs of below US$200 per gold equivalent ounce.(1)
  A large Measured & Indicated Resource of more than 6.0-million gold equivalent ounces (3.5-million ounces of gold and 165-million ounces of silver) and additional Inferred Resources of more than 9.0-million gold equivalent ounces (4.9-million ounces of gold and 249-million ounces of silver). Included within the Measured & Indicated Resources are Proven & Probable Reserves of more than 5.0-million gold equivalent ounces (2.8-million ounces of gold and 137-million ounces of silver). (Slightly different gold-silver ratios were used by each respective Company. Refer to reserve and resource tables at the end of this release).
  Low geopolitical risk.
  Attractive exploration land package.
  With a cash position of approximately C$36 million, the new Company will be in a strong position to accelerate the exploration and development of the combined portfolio of properties.
  Strong, committed and entrepreneurial management with proven track record.

(1) Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US$450/oz and a silver price of US$7.50/oz. Gold equivalent production based on 235,000 ounces of gold and 10,500,000 ounces of silver.

Exchange of Shares

Effective today, all of the issued and outstanding Common Shares and Stock Options of Mexgold (other than the Common Shares of Mexgold held by Gammon Lake) are deemed to have been transferred to Gammon Lake in exchange for Common Shares and Stock Options of Gammon Lake on the basis of 0.47 Gammon Lake Common Shares for each Mexgold Common Share (rounded up if the fractional interest is 0.5 or more, and rounded down if the fractional interest is less than 0.5), and Gammon Lake Stock Options to purchase a proportionate number of Gammon Lake Common Shares at a proportionate price (in each case based on the exchange ratio of 0.47 Gammon Lake Common Shares for each Mexgold Common Share). The outstanding Mexgold Common Share purchase Warrants have been adjusted on the same basis in accordance with their terms so that they are now exercisable for Gammon Lake Common Shares.

Gammon Lake has issued 21,786,333 Gammon Lake Common Shares, and Gammon Lake Stock Options exercisable to acquire up to an aggregate of 5,564,696 Gammon Lake Common Shares in connection with the Arrangement. Another 186,120 Gammon Lake Common Shares are reserved for issuance on the exercise of the adjusted Mexgold Warrants. Immediately following the Arrangement and the adjustment of the Mexgold Warrants, the former shareholders of Mexgold (other than Gammon Lake) hold approximately 22% of the issued and outstanding Gammon Lake Common Shares on a non-diluted basis.

Mexgold Shareholders who desire to receive certificates representing the Gammon Lake Common Shares to which they are entitled under the Arrangement should complete, execute and deliver to Computershare Investor Services Inc. the letter of transmittal that was mailed to the shareholders of Mexgold with Mexgold’s management information circular dated June 28, 2006, together with the certificates for their Mexgold Common Shares. Beneficial shareholders should contact their intermediary for instructions and assistance in providing details for registration or delivery of their Gammon Lake Common Shares.

Whether or not shareholders return their letters of transmittal and share certificates, the shareholders of Mexgold have ceased to be shareholders of Mexgold effective today and are only be entitled to receive the certificates representing that number of Gammon Lake Common Shares to which they are entitled under the Arrangement. However, if any shareholder fails to deliver the Letter of Transmittal, the certificates for Common Shares and all other required documentation to Computershare on or before the sixth anniversary of the Effective Date (August 8, 2006), such shareholder will be deemed to have surrendered such Common Shares to Gammon Lake for cancellation and such Common Shares will be cancelled.

About Gammon Lake

Gammon Lake Resources Inc. is a Nova Scotia based mineral exploration and mining Company with properties in Mexico. The Company’s flagship Ocampo Project is now in production and Gammon Lake is moving toward becoming a mid-tier gold and silver producer in 2006. Gammon Lake also owns the El Cubo Mine, by virtue of having acquired 100% of Mexgold Resources Inc. Following a US $40 million increase in its credit facility and influx of C$36 million from the combination with Mexgold Resources, Gammon Lake remains 100% unhedged and fully financed to achieve full production at Ocampo and El Cubo within the 2006 calendar year.

The qualified person responsible for all technical data reported in this news release is Mr. John C. Thornton, Chief Operating Officer.

Cautionary Statement

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian legislation. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, synergies and financial impact of the proposed transaction, the competitive position of the combined company, the benefits of the proposed transaction, exploration results, and future plans and objectives of Gammon Lake and Mexgold, are forward-looking statements (or forward-looking information) that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake’s and Mexgold’s expectations include, among others, risks related to international operations, the businesses of Gammon Lake and Mexgold not being successfully integrated or such integration proving more difficult, time consuming or costly than expected, not realizing on potential benefits of the combination, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake’s Form 40-F and Annual Information Form as filed with the United States Securities and Exchange Commission and Mexgold’s Management’s Discussion and Analysis as filed with securities regulatory authorities in Canada. Although Gammon Lake and Mexgold have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended.

There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Neither Gammon Lake nor Mexgold undertakes to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

For further information please visit the Gammon Lake or Mexgold websites at www.gammonlake.com or www.mexgold.com.

For additional information please contact:

Bradley H. Langille	Jodi Eye
Chief Executive Officer	Investor Relations
Gammon Lake Resources Inc. and	Gammon Lake Resources Inc. and
Mexgold Resources Inc.	Mexgold Resources Inc.
902-468-0614	902-468-0614

Gammon Lake Resources Inc. and Mexgold Resources Inc. Proven & Probable Reserves

Table 1: Gammon Lake Resources Inc. Ocampo Proven & Probable Reserves
			Gold				Gold
Project Area	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area	4.51	219	8.2	3,954,000	573,000	27,830,000	1,037,000
Open Pit Area High Grade	1.73	81	3.1	28,160,000	1,566,000	73,633,000	2,793,000
Open Pit Area Low Grade	0.23	9	0.4	29,569,000	221,000	8,360,000	360,000

Total Ocampo Proven & Probable	1.19	55	2.1	61,683,000	2,360,000	109,823,000	4,190,000

The above was calculated using a gold equivalent external cut off grade of 3.0 g/t for the Northeast underground and 0.2 g/t for the open pit. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US 7.50/oz. Proven & Probable reserves stated above are a subset of Measured & Indicated resources contained in Table 3.

Table 2: Mexgold Resources Inc. El Cubo-Las Torres Proven & Probable Reserves
Mineral Category	Gold	Silver	Gold Equivalent	Tonnes	Gold	Silver	Gold Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
El Cubo
Proven	3.31	212	6.92	1,280	136,213	8,724,224	284,784
Probable	3.44	188	6.64	2,630	290,867	15,896,246	561,576
Total El Cubo Proven & Probable Reserves	3.40	196	6.73	3,910	427,081	24,620,470	846,360
Las Torres (Underground)
Proven	1.83	212	5.44	190	11,179	1,295,002	33,232
Probable	2.60	81	3.98	550	45,975	1,432,283	70,366
Total Las Torres Proven & Probable Reserves	2.40	115	4.35	740	57,153	2,727,285	103,598

Total Proven & Probable Reserves	3.24	183	6.35	4,650	484,234	27,347,755	949,958

Gold equivalent values are based on 58.7 grams of silver = 1 gram of gold, calculated on a gold price of US $505 and a silver price of US $8.60. Dilution is 50% at zero grade. 95% extraction anticipated. Proven & Probable reserves stated above are a subset of Measured & Indicated resources contained in Table 4.

Gammon Lake Resources Inc. and Mexgold Resources Inc. Measured & Indicated Resources

Table 3: Gammon Lake Resources Inc. Ocampo Measured & Indicated Resources
Project Area			Gold				Gold
	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area Measured	5.47	242	9.5	1,529,000	269,000	11,911,000	468,000
Open Pit Area Measured	0.79	36	1.4	38,330,000	974,000	44,369,000	1,713,000
Total Measured	0.97	44	1.7	39,859,000	1,243,000	56,280,000	2,181,000

Northeast Indicated	4.10	197	7.4	3,389,000	447,000	21,438,000	802,000
Open Pit Area Indicated	0.91	43	1.6	40,532,000	1,186,000	55,650,000	2,114,000
Total Indicated	1.16	55	2.1	43,921,000	1,633,000	77,088,000	2,916,000

Total Measured and Indicated	1.07	50	1.9	83,780,000	2,876,000	133,368,000	5,097,000

The above was calculated using gold equivalent external cut off grades of 3.0 g/t for the Northeast underground, 0.20 g/t for the open pit area, and 0.40 g/t for the Northeast surface. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US $7.50/oz. Proven & Probable reserves contained in Table 1 are a subset of Measured & Indicated resources stated above

Table 4: Mexgold Resources Inc. El Cubo-Las Torres Measured & Indicated Resources
Mineral Category	Gold	Silver	Gold Equivalent	Tonnes	Gold	Silver	Gold Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
El Cubo
Measured	4.96	318	10.38	900	143,518	9,201,330	300,214
Indicated	5.16	283	9.98	1,850	306,904	16,832,133	593,550
Total El Cubo Measured & Indicated Resources	5.09	294	10.11	2,750	450,422	26,033,463	893,764
Las Torres (Underground)
Measured	2.75	318	8.17	134	11,847	1,369,976	35,178
Indicated	3.90	123	5.99	385	48,273	1,522,463	74,200
Total Las Torres Underground Measured & Indicated Resources	3.60	173	6.56	519	60,121	2,892,439	109,378
Las Torres (Proposed) Phoenix Pit
Indicated	2.70	49	3.53	2,100	182,291	3,308,235	238,629
Total Phoenix Pit Indicated	2.70	49	3.53	2,100	182,291	3,308,235	238,629

Total Measured & Indicated Resources	4.01	187	7.19	5,369	692,833	32,234,137	1,241,770

Gold equivalent values are based on 58.7 grams of silver = 1 gram of gold, calculated on a gold price of US $505 and a silver price of US $8.60. Proven & Probable reserves contained in Table 2 are a subset of Measured & Indicated resources stated above.

Gammon Lake Resources Inc. and Mexgold Resources Inc. Inferred Resources

Table 5: Gammon Lake Resources Inc. Ocampo Inferred Resources
Project Area			Gold				Gold
	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area Inferred	4.26	234	7.9	13,556,000	1,870,000	99,820,000	3,573,000
Inferred Open Pit Area	2.13	122	4.1	15,769,908	1,080,000	62,065,000	2,114,000
Total Inferred	3.13	172	6.0	29,325,908	2,950,000	161,885,000	5,687,000

The above was calculated using gold equivalent external cut off grades of 3.0 g/t for the Northeast underground, 0.20 g/t for the open pit area, and 0.40 g/t for the Northeast surface. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US $7.50/oz. The full Technical Report on the Ocampo Gold-Silver Project, dated January 2006, prepared by Mintec, Inc. is available at www.sedar.com.

Table 6: Mexgold Resources Inc. El Cubo-Las Torres Inferred Resources
Deposit Location
	Gold	Silver	Gold Equivalent	Tonnes	Gold	Silver	Gold Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
Underground
El Cubo	5.12	267	9.67	4,100	674,893	35,194,605	1,274,246
Las Torres	4.24	80	5.60	333	45,393	856,476	59,979
Total Underground Inferred	5.05	253	9.36	4,433	720,286	36,051,081	1,334,225
Proposed Pits
Phoenix	2.72	58	3.71	1,100	96,193	2,051,170	131,124
Veta Madre	0.51	56	1.46	2,000	32,793	3,600,800	94,114
Total Pits Inferred	1.29	57	2.26	3,100	128,986	5,651,970	225,237

Total Inferred	3.51	172	6.44	7,533	849,272	41,703,051	1,559,462

Gold equivalent values are based on 58.7 grams of silver = 1 gram of gold, calculated on a gold price of US $505 and a silver price of US $8.60. The full Technical Report on the El Cubo Gold-Silver Mine, dated April 17, 2006, prepared by Glenn R. Clark, P.Eng. and Glenn R. Clark & Associates Ltd. is available at www.sedar.com.

Table 7: Mexgold Resources Inc. Guadalupe y Calvo Inferred Resources
Deposit Location
	Gold	Silver	Gold Equivalent	Tonnes	Gold	Silver	Gold Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
Rosario Bulk Tonnage (at 75% of available tonnes)	1.60	96	3.08	10,700	566,000	33,100,000	1,080,000
Rosario Underground (at 33% of available tonnes)	18.50	435	25.19	700	393,000	9,200,000	530,000
Rosario Subtotal	2.64	117	4.43	11,400	959,000	42,300,000	1,610,000
Nankin Underground (at 33% of available tonnes)	9.25	260	13.25	400	118,000	3,300,000	170,000
Total Rosario and Nankin Structures	2.84	120	4.69	11,800	1,077,000	45,600,000	1,780,000

Gold equivalent values are based on 65 grams of silver = 1 gram of gold, calculated on a gold price of US $300 and a silver price of US $4.61. The full Technical Report on the Guadalupe y Calvo Gold-Silver Project, dated November 25, 2002, prepared by Pincock, Allen & Holt is available at www.sedar.com.

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